Exhibit 99.1
FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS 2011 THIRD QUARTER AND
NINE-MONTH FINANCIAL RESULTS; ANNOUNCES QUARTERLY DIVIDEND

Company to Host Quarterly Conference Call at 10:00 A.M. on November 10, 2011

Financial and Operational Highlights

•	Third quarter 2011 net income of $3.7 million, or $0.35 per diluted share

•	Year-to-date 2011 net income of $4.9 million, or $0.46 per diluted share

•	Third quarter 2011 gross premiums written increased 23% to $44.3 million

•	Homeowners policies in force totaling 97,600 at September 30, 2011

•	Cash and investment holdings of $185.6 million at September 30, 2011

•	Book value per share of $5.00 at September 30, 2011

•	Quarterly dividend of $0.05 per share approved by Board of Directors and will be payable on December 15, 2011 to shareholders of record as of November 30, 2011

St. Petersburg, FL - November, 2011: United Insurance Holdings Corp. (OTCBB: UIHC) (United or the Company), a property and casualty insurance holding company, today reported its financial results for the third quarter and nine months ended September 30, 2011.

2011 Third Quarter

Net income for the third quarter was $3.7 million, or $0.35 per diluted share, compared to a net loss of $316,000 or $0.03 per diluted share, during the same period last year. Net premiums earned increased to $23.9 million from $17.9 million for the third quarter of 2010. Net investment income and other revenues decreased to $1.6 million for quarter compared to $2.1 million in the prior year quarter.

Losses and loss adjustment expenses decreased to $8.4 million for the quarter from $11.5 million during the same period of last year. Policy acquisition costs increased to $7.6 million from $6.2 million for the third quarter of 2010. Operating expenses increased to $1.1 million from $769,000 during the same period of last year. General and administrative expenses increased to $2.4 million from $1.9 million for the third quarter of last year.

2011 Year-to-Date

For the year-to-date period, net income was $4.9 million, or $0.46 per diluted share, compared to a net loss of $3.8 million, or $0.36 per diluted share for the same period last year. The Company's net premiums earned increased to $65.3 million, from $48.9 million during the same period of last year. Net investment income and other revenues decreased to $4.7 million for the year-to-date period from $7.5 million during the same period of last year.

Losses and loss adjustment expenses decreased to $29.4 million from $32.5 million while policy acquisition costs increased to $21.3 million from $18.8 million for the same period last year. Operating expenses increased to $3.9 million from $3.1 million during the same period of last year. General and administrative expenses increased to $6.8 million from $5.7 million while interest expense decreased to $453,000 from

$1.6 million for the nine months ended September 30, 2010.

Balance Sheet Highlights

United's cash and investment holdings totaled $185.6 million at September 30, 2011, compared to $126.2 million at December 31, 2010. United's cash and investment holdings consist primarily of investments in high-quality money market instruments, U.S. Government and agency securities and high-quality corporate debt. Fixed maturities represented approximately 97% and 93% of United's total investments at September 30, 2011, and December 31, 2010, respectively.

“We are pleased to report positive third-quarter results,” said Don Cronin, United's Chief Executive Officer. “Our results continue to be positively impacted by our new business writings while achieving an appropriate rate for risk.” Net premiums earned increased $6 million to $23.9 million for the quarter, or 34% over the same period last year because the Company continues to benefit from an increase in new business, policyholder retention, and three rate increases implemented over the prior two years.

The Company's losses and loss adjustment expenses decreased $3 million to $8.4 million for the quarter from the same period last year. The frequency and severity of current accident year claims has decreased in comparison to the same period of the prior year. Additionally, the Company continues to see improvement in its current year non-catastrophe loss ratios as a result of the rate increases which have been implemented. The decreases in frequency and severity mitigated the impact of the increase in policies written.

United Property and Casualty Insurance Company (UPC), one of the Company's wholly-owned subsidiaries, began writing policies in Massachusetts on November 1, 2011. During the third quarter, the Rhode Island Department of Business Regulation approved UPC to write property and casualty insurance in the state as an admitted carrier and UPC plans to begin writing policies during the first quarter of 2012. UPC currently has applications pending in two additional states.

On November 1, the Company implemented an additional 7.5% average increase for its homeowner product and 14.9% average increase on its dwelling fire product that was approved by the Florida Office of Insurance Regulation.

Conference Call Details

November 10, 2011 - 10:00 A.M. ET
Participant Dial-In Numbers:
(United States): 877-407-0782
(International): 201-689-8567

Webcast

To listen to the live webcast, please go to www.upcic.com (“Events and Presentations”) and click on the conference call link, or go to: http://www.investorcalendar.com/IC/CEPage.asp?ID=166311.

About United Insurance Holdings Corp.

Founded in 1999, United Property and Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., writes and services property and casualty insurance in Florida, South Carolina and Massachusetts, and was recently licensed to write property and casualty insurance in Rhode Island. From its headquarters in St. Petersburg, United's team of dedicated employees manages a completely integrated insurance company, including sales, underwriting, customer service and claims. The Company distributes its homeowners, dwelling fire and flood products through many agency groups and conducts business through four wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United's premiums and policies.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: the impact of the additional rate increases, and the expansion into other states. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company's marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new Federal and State regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2010. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
SEC Reporting Manager		Vice President
(727) 895-7737 / jrohloff@upcic.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Account Executive
(212) 836-9615 / tdowns@equityny.com

Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
REVENUE:
Gross premiums written	$44,266	$36,017	$160,337	$127,259
Decrease (increase) in gross unearned premiums	2,861	3,440	(28,585)	(11,472)
Gross premiums earned	47,127	39,457	131,752	115,787
Ceded premiums earned	(23,267)	(21,592)	(66,485)	(66,929)
Net premiums earned	23,860	17,865	65,267	48,858
Net investment income	807	1,037	2,041	3,053
Net realized gains	—	206	112	234
Other revenue	826	891	2,536	4,171
Total revenue	25,493	19,999	69,956	56,316
EXPENSES:
Losses and loss adjustment expenses	8,414	11,451	29,399	32,466
Policy acquisition costs	7,568	6,185	21,293	18,801
Operating expenses	1,146	769	3,946	3,114
General and administrative expenses	2,368	1,910	6,785	5,669
Interest expense	142	155	453	1,637
Total expenses	19,638	20,470	61,876	61,687
Income (loss) before other (income) expenses	5,855	(471)	8,080	(5,371)
Other (income) expenses	(23)	—	256	726
Income (loss) before income taxes	5,878	(471)	7,824	(6,097)
Provision for (benefit from) income taxes	2,228	(155)	2,961	(2,277)
Net income (loss)	$3,650	$(316)	$4,863	$(3,820)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized gain on investments	2,441	2,362	3,470	4,158
Reclassification adjustment for net realized investment gains	—	(206)	(112)	(234)
Income tax expense related to items of other comprehensive income	(941)	(831)	(1,295)	(1,513)
Total comprehensive income (loss)	$5,150	$1,009	$6,926	$(1,409)

Weighted average shares outstanding
Basic and Diluted	10,361,849	10,573,932	10,469,056	10,573,932

Earnings (loss) per share
Basic and Diluted	$0.35	$(0.03)	$0.46	$(0.36)

Dividends declared per share	$—	$—	$—	$0.05

Consolidated Balance Sheets

	September 30, 2011	December 31, 2010
ASSETS	(Unaudited)
Investments available for sale, at fair value:
Fixed maturities (amortized cost of $128,995 and $50,984, respectively)	$132,070	$50,683
Equity securities (adjusted cost of $3,579 and $3,666, respectively)	3,510	3,615
Other long-term investments	300	300
Total investments	135,880	54,598
Cash and cash equivalents	49,703	71,644
Accrued investment income	904	414
Premiums receivable, net of allowances for credit losses of $72 and $61, respectively	12,010	7,825
Reinsurance recoverable on paid and unpaid losses	6,643	27,304
Prepaid reinsurance premiums	63,152	38,307
Deferred policy acquisition costs	13,088	9,342
Other assets	4,753	4,187
Total Assets	$286,133	$213,621
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$39,857	$47,414
Unearned premiums	105,746	77,161
Reinsurance payable	55,665	14,982
Other liabilities	15,724	10,536
Notes payable	17,353	18,235
Total Liabilities	234,345	168,328
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding for 2011 and 2010	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 10,573,932 issued for 2011 and 2010, respectively; 10,361,849 and 10,573,932 outstanding for 2011 and 2010, respectively	1	1
Additional paid-in capital	75	75
Treasury shares, at cost; 212,083 and 0 shares, respectively	(431)	—
Accumulated other comprehensive income	1,847	(216)
Retained earnings	50,296	45,433
Total Stockholders' Equity	51,788	45,293
Total Liabilities and Stockholders' Equity	$286,133	$213,621